EXHIBIT 99.1

Latham Group, Inc. Reports Third Quarter Fiscal 2022 Financial Results

Delivers Third Quarter Year-over-Year Net Sales Growth of 16.9%

Implements Cost Reduction Plan, Building Upon Ongoing Lean and Value Engineering Initiatives

Provides Fiberglass Manufacturing Capacity Update

Updates Fiscal 2022 Guidance

LATHAM, N.Y. – November 10, 2022– Latham Group, Inc. (“Latham” or “the Company”) (Nasdaq: SWIM), the largest designer, manufacturer and marketer of in-ground residential swimming pools in North America, Australia and New Zealand, today announced financial results for the third quarter of its fiscal year 2022 ended October 1, 2022.

Third Quarter Fiscal 2022 Highlights:

•	Net sales of $189.4 million, up 16.9% year-over-year
•	Net income of $11.9 million versus net loss of $11.3 million in the prior year period, representing a 6.3% net income margin
•	Adjusted EBITDA of $42.3 million, up 17.0% year-over-year, representing a 22.3% Adjusted EBITDA margin

Nine Months Fiscal 2022 Highlights:

•	Net sales of $587.8 million, up 19.6% year-over-year
•	Net income of $13.3 million versus net loss of $56.4 million in the prior year period, representing a 2.3% net income margin
•	Adjusted EBITDA of $138.9 million, up 23.5% year-over-year, representing a 23.6% Adjusted EBITDA margin

“We were pleased with our team’s ability to deliver another quarter of growth,” commented Scott Rajeski, President and Chief Executive Officer of Latham. “In the third quarter, we drove a year-over-year improvement in North American fiberglass production, returned to normal lead times across our non-fiberglass product portfolio, and continued realization of the benefits of our pricing actions. As market conditions continue to evolve, we are prudently managing our costs, while continuing to execute on our topline-growth initiatives that we believe will drive our business over the long-term. This includes our efforts to drive consumer awareness of fiberglass pools, generate purchase-ready leads for our dealers, and expand our fiberglass manufacturing capacity. We believe this balanced approach will enable us to maintain our industry-leading position, support the material conversion to fiberglass, and ultimately emerge from the current environment stronger.”

Third Quarter Fiscal 2022 Results

Net sales for the third quarter of fiscal 2022 increased to $189.4 million, up $27.4 million or 16.9%, from $162.0 million in the prior year’s third quarter. The increase was primarily attributable to pricing actions to address inflation, partially offset by volume decreases in packaged pools, which were impacted by continued destocking in the wholesale distribution channel.

Gross profit for the third quarter of fiscal 2022 increased to $58.9 million, up $7.9 million or 15.5%, from $51.0 million in the prior year’s third quarter, primarily due to an increase in net sales and a $1.2 million decrease in non-cash stock-based compensation expense. Gross margin decreased to 31.1%, from

31.5% in the prior year period, driven by pricing actions that offset inflation, although not at a magnitude to hold gross margins year-over-year, and negative fixed cost leverage, partially offset by benefits from the build of inventory to return to normal lead times.

Selling, general, and administrative expenses (“SG&A”) decreased to $26.7 million from $48.1 million in the third quarter of 2021, driven primarily by a $19.4 million decrease in non-cash stock-based compensation expense. SG&A as a percentage of net sales decreased to 14.1% from 29.7%.

Net income was $11.9 million, or $0.10 per share compared to a net loss of $11.3 million, or ($0.10) per share, for the prior year’s third quarter, driven primarily by the reduction in non-cash stock-based compensation. Net income margin was 6.3%, compared to a net loss margin of (7.0%) for the third quarter of fiscal 2021.

Adjusted EBITDA for the third quarter of fiscal 2022 was $42.3 million, up $6.2 million or 17.0%, from $36.1 million in the prior year’s third quarter primarily due to the increase in net sales, as well as the other factors described above. Adjusted EBITDA margin was flat year-over-year at 22.3% from the prior year period.

Nine Months Fiscal 2022 Highlights

Net sales for the nine months ended October 1, 2022 increased to $587.8 million, up $96.2 million or 19.6%, from $491.6 million from the comparable prior year period. The increase was primarily attributable to pricing actions to address inflation.

Gross profit for the nine months ended October 1, 2022, increased to $197.1 million, up $35.3 million or 21.9% from $161.8 million for the prior year period. Gross margin for the nine months ended October 1, 2022 increased to 33.5%, compared to 32.9% for the prior year period primarily driven by lower non-cash stock-based compensation expense and benefits from the build of inventory, partially offset by pricing actions that offset inflation, although not at a magnitude to hold gross margins year-over-year.

Selling, general and administrative expenses decreased to $113.8 million from $170.5 million in the prior year period, driven primarily by a $60.4 million decrease in non-cash stock-based compensation expense. SG&A as a percent of sales decreased to 19.4% from 34.7%.

Net income was $13.3 million, or $0.12 per share, for the nine months ended October 1, 2022, as compared to a net loss of $56.4 million, or ($0.51) per share, in the prior year period. Net income margin was 2.3% for the nine months ended October 1, 2022, as compared to a net loss margin of (11.5%) for the prior year period.

Adjusted EBITDA for the nine months ended October 1, 2022 was $138.9 million, up $26.4 million or 23.5%, from $112.5 million for prior year period. Adjusted EBITDA margin for the nine months ended October 1, 2022 increased to 23.6% from 22.9% for the prior year period.

Balance Sheet, Cash Flow and Liquidity

As of October 1, 2022, the Company had cash of $30.6 million, $75 million undrawn on its revolving credit facility, and total debt of $313.3 million.

Net cash provided by operating activities was $5.2 million for the nine months ended October 1, 2022 compared to $29.4 million in the prior year period.

Capital expenditures totaled $12.2 million in the third quarter of fiscal 2022 compared to $6.2 million in the third quarter of fiscal 2021. The increase in capital spending was primarily related to the Company’s fiberglass capacity expansion initiatives, most notably the Kingston manufacturing facility project. Capital expenditures totaled $29.0 million in the nine months ended October 1, 2022 compared to $19.2 million in the prior year period.

Recent Developments

Cost Reduction Actions

Building upon Latham’s ongoing lean and value engineering initiatives, and in response to current market conditions, the Company has today announced the implementation of several near-term cost reduction actions. These include optimizing production and shift schedules, implementing a workforce reduction, and streamlining its cover and liner manufacturing footprint with the closure of its Bossier City, Louisiana facility expected in the first quarter of fiscal 2023.

As a result of these actions, the Company expects to incur approximately $2.0 million in total charges for employee severance and related costs and fixed asset and facility-related expenses. Latham expects to recognize these charges in the fourth quarter of fiscal 2022 into the first quarter of fiscal 2023.

The cost reduction actions are expected to yield annualized cost savings of approximately $12 million beginning in fiscal 2023.

Fiberglass Manufacturing Update

Subsequent to quarter end, Latham acquired fiberglass pool manufacturing assets in Seminole, Oklahoma. The new facility will replace lost manufacturing capacity in the Company’s Odessa, TX fiberglass manufacturing facility and is expected to reduce freight costs, tighten lead times, and enable Latham to better service homeowners in the U.S. Southwest. The Company expects to begin manufacturing its fiberglass pools in the Seminole facility early 2023.

Fiscal 2022 Outlook

Latham is revising its full year fiscal 2022 guidance for net sales, adjusted EBITDA, and capital expenditures. The updated financial outlook reflects continued volume declines in packaged pools as wholesalers destock existing inventory; softer demand for pools as some homeowners take more time on purchase decisions and establishing installation dates in light of the current macroenvironment; and ongoing execution of the Company’s strategic initiatives, including efforts to drive the material conversion to fiberglass and leverage its unique direct-to-homeowner digital strategies to generate leads for its dealer partners.

	Updated Outlook		Prior Outlook
Metric	Low	High	Low	High
Net Sales	$685 million	$700 million	$750 million	$770 million
Adjusted EBITDA[1]	$140 million	$145 million	$165 million	$175 million
Capital Expenditures	$40 million	$45 million	$40 million	$50 million

1A reconciliation of Latham’s projected Adjusted EBITDA to net income for fiscal 2022 is not available due to uncertainty related to our future income tax expense.

Conference Call Details

Latham will hold a conference call to discuss its third quarter 2022 financial results today, November 10, 2022, at 9:00 AM Eastern Time.

Participants are encouraged to pre-register for the conference call by visiting https://dpregister.com/sreg/10172423/f4daf3dada. Callers who pre-register will be sent a confirmation e-mail including a conference passcode and unique PIN to gain immediate access to the call. Participants may pre-register at any time, including up to and after the call start time. To ensure you are connected for the full call, please register at least 10 minutes before the start of the call.

A live audio webcast of the conference call, along with related presentation materials, will be available online at https://ir.lathampool.com/ under “Events & Presentations”.

Those without internet access or unable to pre-register may dial in by calling:
PARTICIPANT DIAL IN (TOLL FREE): 1-833-953-2435

PARTICIPANT INTERNATIONAL DIAL IN: 1-412-317-5764

A replay will be available approximately two hours after the conclusion of the call on the Company’s investor relations website under “Events & Presentations” or by dialing 1-877-344-7529 or 1-412-317-0088. The conference ID for the replay is 2860042. The replay will be available through November 24, 2022.

About Latham Group, Inc.

Latham Group, Inc., headquartered in Latham, NY, is the largest designer, manufacturer and marketer of in-ground residential swimming pools in North America, Australia, and New Zealand. Latham has coast-to-coast operations consisting of over 2,000 employees across over 30 facilities.

Non-GAAP Financial Measures

We track our non-GAAP financial measures to monitor and manage our underlying financial performance. This news release includes the presentation of Adjusted EBITDA and Adjusted EBITDA margin, which are non-GAAP financial measures that exclude the impact of certain costs, losses and gains that are required to be included in our profit and loss measures under GAAP. Although we believe these measures are useful to investors and analysts for the same reasons it is useful to management, as discussed below, these measures are neither a substitute for, nor superior to, U.S. GAAP financial measures or disclosures. Other companies may calculate similarly-titled non-GAAP measures differently, limiting their usefulness as comparative measures. We have reconciled our historic Adjusted EBITDA to the applicable most comparable GAAP measure, net income, throughout this news release.

Adjusted EBITDA and Adjusted EBITDA Margin

Adjusted EBITDA and Adjusted EBITDA margin are key metrics used by management and our board of directors to assess our financial performance. Adjusted EBITDA and Adjusted EBITDA margin are also frequently used by analysts, investors and other interested parties to evaluate companies in our industry, when considered alongside other GAAP measures. We use Adjusted EBITDA and Adjusted EBITDA margin to supplement GAAP measures of performance to evaluate the effectiveness of our business strategies, to make budgeting decisions and to compare our performance against that of other companies using similar measures, and as a performance measure in certain employee incentive programs. We have presented Adjusted EBITDA and Adjusted EBITDA margin solely as supplemental disclosures because we believe they allow for a more complete analysis of results of operations and assist investors and analysts in comparing our operating performance across reporting periods on a consistent basis by excluding items that are non-cash items or which we do not believe are indicative of our core operating performance, such as (i) depreciation and amortization, (ii) interest expense, (iii) income tax (benefit) expense, (iv) loss on sale and disposal of property and equipment, (v) restructuring charges, (vi) stock-based compensation expense, (vii) unrealized (gains) losses on foreign currency transactions, (viii) strategic initiative costs, (ix) acquisition and integration related costs, (x) loss on extinguishment of debt, (xi) other, (xii) underwriting fees related to offering of common stock, (xiii) Odessa fire and (xiv) IPO costs.

Adjusted EBITDA and Adjusted EBITDA margin are non-GAAP financial measures and should not be considered as alternatives to net income as a measure of financial performance or any other performance measure derived in accordance with GAAP, and they should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. You are encouraged to evaluate these adjustments and the reasons we consider them appropriate for supplemental analysis. In evaluating Adjusted EBITDA and Adjusted EBITDA margin, you should be aware that in the future we may incur expenses that are the same as or similar to some of the adjustments in this news release. There can be no assurance that we will not modify the presentation of Adjusted EBITDA and Adjusted EBITDA margin in the future, and any such modification may be material. Our presentation of Adjusted EBITDA and Adjusted EBITDA margin should not be construed to imply that our future results will be unaffected by any such adjustments. In addition, other companies, including companies in our industry, may not calculate Adjusted EBITDA and Adjusted EBITDA margin at all or may calculate Adjusted EBITDA and Adjusted EBITDA margin differently and accordingly, are not necessarily comparable to similarly entitled measures of other companies, which reduces the usefulness of Adjusted EBITDA and Adjusted EBITDA margin as tools for comparison.

Adjusted EBITDA and Adjusted EBITDA margin have their limitations as analytical tools, and you should not consider them in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are that Adjusted EBITDA and Adjusted EBITDA margin:

•	do not reflect every expenditure, future requirements for capital expenditures or contractual commitments;

•	do not reflect changes in our working capital needs;

•	do not reflect the interest expense, or the amounts necessary to service interest or principal payments, on our outstanding debt;

•	do not reflect income tax (benefit) expense, and because the payment of taxes is part of our operations, tax expense is a necessary element of our costs and ability to operate;

•	do not reflect non-cash equity compensation, which will remain a key element of our overall equity-based compensation package; and

•	do not reflect the impact of earnings or charges resulting from matters we consider not to be indicative of our ongoing operations.

Although depreciation and amortization are eliminated in the calculation of Adjusted EBITDA and Adjusted EBITDA margin, the assets being depreciated and amortized will often have to be replaced in the future, and Adjusted EBITDA and Adjusted EBITDA margin do not reflect any costs of such replacements.

Forward-looking Statements

Certain statements contained in this press release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In addition, our management may from time to time make oral forward-looking statements. All statements, other than statements of historical facts, are forward-looking statements. These forward-looking statements are generally identified by the use of words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "plan," "potential," "predict," "project," "should," "target," "will," "would" and, in each case, their negative or other various or comparable terminology. These forward-looking statements reflect our views with respect to future events as of the date of this release and are based on our management’s current expectations, estimates, forecasts, projections, assumptions, beliefs and information. Although management believes that the expectations reflected in these forward-looking statements are reasonable, it can give no assurance that these expectations will prove to have been correct. All such forward-looking statements are subject to risks and uncertainties, many of which are outside of our control, and could cause future events or results to be materially different from those stated or implied in this document. It is not possible to predict or identify all such risks. These risks include, but are not limited to: secular shifts in consumer demand for swimming pools and spending on outdoor living spaces; slow pace of material conversion from concrete pools to fiberglass pools in the pool industry; general economic conditions and uncertainties affecting markets in which we operate and economic volatility that could adversely impact the Company’s business, including the COVID-19 pandemic and inflation; the impact of the war between the Russian Federation and Ukraine, including the impact of sanctions imposed by Western governments; changes in access to consumer credit or increases in interest rates impacting consumers’ ability to finance their purchases of pools; the impact of weather on the Company’s business; the Company’s ability to attract new customers and retain existing customers, including the ability to generate additional potential sales leads for our dealers and the ability to convert leads generated into ultimate sales of products to consumers; the Company’s ability to sustain further growth and to manage it effectively; the ability of the Company’s suppliers to continue to deliver the quantity or quality of materials sufficient to meet the Company’s needs to manufacture the Company’s products; the availability and cost of third-party transportation services for the Company’s products and raw materials; product quality issues; the Company’s ability to successfully defend litigation brought against the Company; the Company’s ability to adequately obtain, maintain, protect and enforce the Company’s intellectual property and proprietary rights and claims of intellectual property and proprietary right infringement, misappropriation or other violation by competitors and third parties; failure to hire and retain qualified employees and personnel; exposure to risks associated with international sales and operations, including foreign currency exchange rates, corruption and instability; security breaches, cyber-attacks and other interruptions to the Company’s and the Company’s third-party service providers’ technological and physical infrastructures; catastrophic events, including war, terrorism and other international conflicts, public health issues or natural catastrophes and accidents; risk of increased regulation of the Company’s operations, particularly related to environmental laws; fluctuations in our operating results; inability to compete successfully against current and future competitors; inability to achieve projected savings from our cost reduction initiatives; and other risks, uncertainties and factors described under the section titled “Risk Factors” in our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other filings made with the U.S. Securities and Exchange Commission (the “SEC”) by the Company, as well as other filings that the Company will make, or has made, with the SEC. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this press release and in other filings. We expressly disclaim any obligation to update or review publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law.

Investor Contact:

Nicole Briguet & Lauren Grama

Edelman for Latham

latham@edelman.com

Media Contact:
Jeff Anzulewicz
jeffanzulewicz@lathampool.com

Latham Group, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except share and per share data)

(unaudited)

	Fiscal Quarter Ended		Three Fiscal Quarters Ended
	October 1, 2022	October 2, 2021	October 1, 2022	October 2, 2021
Net sales	$189,398	$161,957	$587,812	$491,592
Cost of sales	130,521	110,965	390,674	329,805
Gross profit	58,877	50,992	197,138	161,787
Selling, general and administrative expense	26,749	48,072	113,778	170,532
Underwriting fees related to offering of common stock	–	–	11,437	–
Amortization	7,156	5,486	21,504	16,560
Income (loss) from operations	24,972	(2,566)	50,419	(25,305)
Other expense (income):
Interest expense	4,264	4,271	9,193	20,843
Loss on extinguishment of debt	–	–	3,465	–
Other expense (income), net	1,052	(2,538)	1,614	(3,887)
Total other expense, net	5,316	1,733	14,272	16,956
Earnings from equity method investment	1,329	810	2,591	1,808
Income (loss) before income taxes	20,985	(3,489)	38,738	(40,453)
Income tax expense	9,109	7,807	25,399	15,908
Net income (loss)	$11,876	$(11,296)	$13,339	$(56,361)
Net income (loss) per share attributable to common stockholders:
Basic	$0.10	$(0.10)	$0.12	$(0.51)
Diluted	$0.10	$(0.10)	$0.12	$(0.51)
Weighted-average common shares outstanding – basic and diluted
Basic	113,171,655	112,153,832	113,521,425	110,121,240
Diluted	113,202,846	112,153,832	114,867,164	110,121,240

Latham Group, Inc.

Condensed Consolidated Balance Sheets

(in thousands, except share and per share data)

(unaudited)

	October 1,	December 31,
	2022	2021
Assets
Current assets:
Cash	$30,620	$43,952
Trade receivables, net	102,985	60,753
Inventories, net	166,430	109,556
Income tax receivable	6,090	4,039
Prepaid expenses and other current assets	8,113	10,766
Total current assets	314,238	229,066
Property and equipment, net	84,148	63,506
Equity method investment	25,953	23,362
Deferred tax assets	7,814	10,603
Operating lease right-of-use assets	39,201	–
Goodwill	128,057	128,871
Intangible assets, net	315,064	338,310
Other assets	6,028	765
Total assets	$920,503	$794,483
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$41,067	$37,998
Accounts payable – related party	1,041	850
Current maturities of long-term debt	3,250	17,220
Current operating lease liabilities	6,485	–
Accrued expenses and other current liabilities	64,078	59,097
Total current liabilities	115,921	115,165
Long-term debt, net of discount, debt issuance costs and current portion	310,051	263,188
Deferred income tax liabilities, net	56,343	56,343
Liability for uncertain tax positions	5,863	5,689
Non-current operating lease liabilities	33,547	–
Other long-term liabilities	743	453
Total liabilities	522,468	440,838
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.0001 par value; 100,000,000 shares authorized as of both October 1, 2022 and December 31, 2021; no shares issued and outstanding as of both October 1, 2022 and December 31, 2021	–	–
Common stock, $0.0001 par value; 900,000,000 shares authorized as of October 1, 2022 and December 31, 2021; 117,121,134 and 119,445,611 shares issued and outstanding, as of October 1, 2022 and December 31, 2021, respectively	12	12
Additional paid-in capital	438,698	401,846
Accumulated deficit	(35,535)	(48,583)
Accumulated other comprehensive (loss) income	(5,140)	370
Total stockholders’ equity	398,035	353,645
Total liabilities and stockholders’ equity	$920,503	$794,483

Latham Group, Inc.

Condensed Consolidated Statements of Cash Flows

(in thousands)

(unaudited)

	Three Fiscal Quarters Ended
	October 1,	October 2,
	2022	2021
Cash flows from operating activities:
Net income (loss)	$13,339	$(56,361)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	28,834	23,689
Amortization of deferred financing costs and debt discount	1,140	5,907
Non-cash lease expense	5,596	–
Stock-based compensation expense	40,415	104,578
Underwriting fees related to offering of common stock	11,437	–
Loss on extinguishment of debt	3,465	–
Other non-cash, net	3,750	1,349
Gain on sale of equity method investment	–	(3,856)
Earnings from equity method investment	(2,591)	(1,808)
Distributions received from equity method investment	–	1,808
Changes in operating assets and liabilities:
Trade receivables	(44,875)	(43,134)
Inventories	(59,139)	(16,128)
Prepaid expenses and other current assets	2,458	(4,774)
Income tax receivable	(2,051)	(1,752)
Other assets	(442)	(465)
Accounts payable	3,702	10,550
Accrued expenses and other current liabilities	(92)	9,740
Other long-term liabilities	290	83
Net cash provided by operating activities	5,236	29,426
Cash flows from investing activities:
Purchases of property and equipment	(29,002)	(19,242)
Proceeds from the sale of property and equipment	24	33
Acquisitions of businesses, net of cash acquired	(384)	–
Return of equity method investment	–	447
Proceeds from the sale of equity method investment	–	6,796
Net cash used in investing activities	(29,362)	(11,966)
Cash flows from financing activities:
Proceeds from long-term debt borrowings	320,125	172,813
Payments on long-term debt borrowings	(285,634)	(164,833)
Proceeds from borrowings on revolving credit facilities	25,000	16,000
Payments on revolving credit facilities	(25,000)	(16,000)
Deferred financing fees paid	(6,865)	(1,250)
Dividend to Class A unitholders	–	(110,033)
Proceeds from sale of common stock	257,663	–
Proceeds from initial public offering, net of underwriting discounts, commissions, and offering costs	–	399,264
Repurchases and retirements of common stock	(272,663)	(281,638)
Net cash provided by financing activities	12,626	14,323
Effect of exchange rate changes on cash	(1,832)	(224)
Net (decrease) increase in cash	(13,332)	31,559
Cash at beginning of period	43,952	59,310
Cash at end of period	$30,620	$90,869
Supplemental cash flow information:
Cash paid for interest	$8,760	$14,208
Income taxes paid, net	20,000	15,213
Supplemental disclosure of non-cash investing and financing activities:
Purchases of property and equipment included in accounts payable and accrued expenses	$2,202	$226
Capitalized internal-use software included in accounts payable – related party	800	1,050
Right-of-use operating assets obtained in exchange for lease liabilities	45,876	–

Latham Group, Inc.

Adjusted EBITDA and Adjusted EBITDA Margin Reconciliation

(Non-GAAP Reconciliation)

(in thousands)

	Fiscal Quarter Ended		Three Fiscal Quarters Ended
	October 1, 2022	October 2, 2021	October 1, 2022	October 2, 2021
	(dollars in thousands)
Net income (loss)	$11,876	$(11,296)	$13,339	$(56,361)
Depreciation and amortization	9,560	8,019	28,834	23,689
Interest expense	4,264	4,271	9,193	20,843
Income tax expense	9,109	7,807	25,399	15,908
Loss on sale and disposal of property and equipment	22	38	146	225
Restructuring charges (a)	287	376	406	783
Stock-based compensation (b)	7,061	27,603	40,415	104,578
Unrealized losses on foreign currency transactions (c)	1,103	1,740	2,817	948
Strategic initiative costs (d)	532	778	3,019	1,154
Acquisition and integration related cost (e)	–	306	257	378
Loss on extinguishment of debt (f)	–	–	3,465	–
Other, net (g)	(39)	(3,535)	140	(3,626)
Underwriting fees related to offering of common stock (h)	–	–	11,437	–
Odessa fire (i)	(1,523)	–	–	–
IPO Costs (j)	–	–	–	3,956
Adjusted EBITDA	$42,252	$36,107	$138,867	$112,475
Net sales	$189,398	$161,957	$587,812	$491,592
Net income (loss) margin	6.3%	(7.0%)	2.3%	(11.5%)
Adjusted EBITDA margin	22.3%	22.3%	23.6%	22.9%

(a) Represents severance and other costs for our executive management changes.

(b) Represents non-cash stock-based compensation expense.

(c) Represents unrealized foreign currency transaction losses associated with our international subsidiaries.

(d) Represents fees paid to external consultants for our strategic initiatives.

(e) Represents acquisition and integration costs primarily related to the acquisition of Radiant, the equity investment in Premier Pools & Spas, as well as other costs related to potential transactions.

(f) Represents the loss on extinguishment of debt in connection with our Refinancing (as defined below).

(g) Other costs consist of other discrete items as determined by management, primarily including (i) fees paid to external advisors for various matters, (ii) non-cash adjustments to record the step-up in the fair value of inventory related to the acquisitions of GL International, LLC and Radiant, which are amortized through cost of sales in the condensed consolidated statements of operations, (iii) gain on sale of equity method investment, and (iv) other items.

(h) Represents underwriting fees related to our offering of common stock that was completed in January 2022.

(i) Represents costs incurred and insurance recoveries related to a production facility fire in Odessa, Texas.

(j) These expenses are primarily composed of legal, accounting and professional fees incurred in connection with our initial public offering that are not capitalizable, which are included within selling, general and administrative expense.